Exhibit 99.1

CONTACTS:	James R. Segreto
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100

Roger S. Pondel
PondelWilkinson Inc.
(310) 279-5980

SPAR GROUP REPORTS FOURTH QUARTER AND

YEAR-END 2007 FINANCIAL RESULTS

-- Company Posts Net Income of $1.5 Million for Q4 2007; Revenues Up 16% --

TARRYTOWN, NY — February 25, 2008 — SPAR Group, Inc. (NASDAQ:SGRP) today reported financial results for the fourth quarter and year ended December 31, 2007.

For the fourth quarter of 2007, the company recorded net income of $1.5 million, equal to $0.08 per diluted share, compared with a net loss of $105,000, or $0.01 per share, for the same period in 2006. Net revenues rose 16% to $18.4 million from $15.8 million for the fourth quarter of 2006.

Operating income for the 2007 fourth quarter increased to $1.4 million, compared with an operating income of $11,000 in the corresponding period last year. Selling, general and administrative expenses for the 2007 fourth quarter were reduced to $5.1 million from $6.0 million a year ago, a decrease of 15%.

“We continue to show strong revenue growth in our international operations and are in the initial stages of executing on our new strategy to grow domestic revenues,” said Gary Raymond, SPAR Group’s president and chief executive officer. “Even in these early stages, we have seen an increase in domestic revenues that we will work to grow in the coming year. We will continue to focus on acquiring new clients in 2008, in addition to cost containment both domestically and internationally.

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“As the world retail market becomes increasingly competitive, we see many opportunities in the near and long term for our services to help existing and potential clients differentiate themselves in crowded retail markets,” Raymond said.

For the year ended December 31, 2007, revenues advanced 6% to $60.7 million from $57.3 million for the prior year. SPAR Group recorded a 2007 net loss of $2.5 million, equal to $0.13 per share, compared with a net loss of $621,000, or $0.03 per share, for 2006. The operating loss for 2007 was $2.0 million, compared with an operating loss of $724,000 in 2006.  Selling, general and administrative expenses for 2007 amounted to $20.5 million, compared with $19.8 million a year ago.

Robert G. Brown, chairman of the board, added, “We are pleased with the progress that Gary Raymond has been able to make during the short time he has headed the company. Under his leadership, we will continue to refine and develop our services based on our customers’ needs and look forward to strengthening our partnerships in the United States and abroad.”

Revenues in the U.S. for the fourth quarter of 2007 increased to $9.4 million from $8.7 million in the same period last year. Net income for its U.S. operations in the fourth quarter of 2007 was $1.8 million, compared with net income of $160,000 for the fourth quarter of 2006.

For the year ended December 31, 2007, revenue in the U.S. was $29.4 million, compared with $34.1 million in 2006. Revenues in the U.S. in 2006 included $770,000 from the termination of a customer service agreement during the first quarter. The company posted a net loss of $1.5 million from its U.S. operations for 2007, compared with net income of $9,000 for 2006. Included in U.S. net income for 2006 was approximately $1.0 million, consisting of $100,000 from a favorable judgment award after related legal expenses, $770,000 from the termination of a customer service agreement and $175,000 from the settlement of a vendor lawsuit.

International revenues for the fourth quarter 2007 advanced to $9.0 million from $7.1 million last year. The International division posted a net loss for the 2007 fourth quarter of $359,000, compared with a net loss of $265,000 for the same period last year.

International revenues for the full year 2007 increased to $31.3 million from $23.2 million for the prior year. Included in the 2006 revenue was an additional quarter of revenue, totaling approximately $1.3 million, associated with the change to the reporting year of the company’s joint venture in Japan. The international division posted a net loss of $979,000 for 2007, compared to a net loss of $630,000 for 2006.

About SPAR Group

SPAR Group, Inc. is a diversified international marketing services company, providing a broad array of services to help companies improve their sales, operating efficiency and profits at retail worldwide. The company provides in-store merchandising, in-store event staffing, RFID and other technology, as well as research, to manufacturers and retailers covering all product classifications and all classes of trade, including mass market, drug store, convenience store and grocery chains. The company operates throughout the United States and internationally in Japan, Canada, Turkey, South Africa, India, Romania, China, Lithuania, Latvia, Estonia, Australia and New Zealand. For more information, visit SPAR Group’s Web site, www.sparinc.com.

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Certain statements in this news release are forward-looking, including, but not limited to, further benefits to be derived from the continued effort to build international and domestic revenues and curtail costs, positioning for the long-term and returning SPAR Group to profitability. The company’s actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation), the continued strengthening of SPAR Group’s selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management,the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of these and other factors that could affect future results, performance or trends are discussed in SPAR Group’s annual report on Form 10-K as amended, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.

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(Tables follow)

SPAR Group, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006

Net revenues	$18,432	$15,839	$60,716	$57,316
Cost of revenues	11,730	9,610	41,468	37,463
Gross profit	6,702	6,229	19,248	19,853

Selling, general and administrative expenses	5,126	6,037	20,466	19,831
Depreciation and amortization	197	181	768	746
Operating income (loss)	1,379	11	(1,986)	(724)

Interest expense	68	75	315	237
Other expense (income)	12	204	39	(338)
Income (loss) before provision for income taxes and minority interests	1,299	(268)	(2,340)	(623)
Provision for income taxes	(63)	(73)	157	99
Income (loss) before minority interest	1,362	(195)	(2,497)	(722)

Minority interest	(88)	(90)	47	(101)
Net income (loss)	$1,450	$(105)	$(2,544)	$(621)

Basic/diluted net income (loss) per common share:

Net income (loss) – basic/diluted	$0.08	$(0.01)	$(0.13)	$(0.03)

Weighted average common shares – basic	19,089	18,934	19,011	18,934

Weighted average common shares – diluted	19,298	18,934	19,011	18,934

SPAR Group, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share data)

	December 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$1,246	$1,148
Accounts receivable, net	13,748	12,982
Prepaid expenses and other current assets	975	553
Total current assets	15,969	14,683

Property and equipment, net	1,528	901
Goodwill	798	798
Other assets	1,648	1,695
Total assets	$19,943	$18,077

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,631	$2,551
Accrued expenses and other current liabilities	3,981	2,864
Accrued expense due to affiliates	2,107	1,752
Customer deposits	580	560
Lines of credit	6,119	5,318
Total current liabilities	16,418	13,045

Minority Interest and other long-term liabilities	975	504
Total liabilities	17,393	13,549

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares-3,000,000
Issued and outstanding shares-none	—	—
Common stock, $.01 par value:
Authorized shares-47,000,000
Issued and outstanding shares-
19,089,177 - December 31, 2007
18,934,182 - December 31, 2006	189	189
Treasury stock	(1)	(1)
Additional paid-in capital	11,984	11,484
Accumulated other comprehensive loss	(43)	(109)
Accumulated deficit	(9,579)	(7,035)
Total stockholders’ equity	2,550	4,528
Total liabilities and stockholders’ equity	$19,943	$18,077